Exhibit 99.1

NMT Medical Announces Fourth-Quarter and Year-End 2009 Financial Results

CLOSURE I Trial Data Analysis to Commence in Mid-April 2010;

$5.8 Million Financing Closed in February will Fund Ongoing Clinical Trials and Development Programs

BOSTON--(BUSINESS WIRE)--March 25, 2010--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the quarter and fiscal year ended December 31, 2009.

Fourth-Quarter Results

Fourth-quarter 2009 total revenues were approximately $3.6 million compared with approximately $4.4 million for the quarter ended December 31, 2008.

Cardiac septal repair implant sales in North America for the fourth quarter of 2009 were approximately $2.1 million compared with approximately $3.0 million in the fourth quarter of 2008. Implant sales outside of North America were approximately $1.5 million in the fourth quarter of 2009 compared with $1.4 million in the corresponding period of 2008.

For the fourth quarter of 2009, NMT narrowed its net loss to approximately $1.9 million, or $0.15 per share, compared with a net loss of approximately $4.2 million, or $0.32 per share, for the corresponding period in 2008.

Full-Year Results

Total revenues for the twelve months ended December 31, 2009 were approximately $13.2 million compared with approximately $17.9 million for the same period in 2008.

Full-year 2009 cardiac septal repair implant sales in North America were approximately $9.1 million compared with approximately $11.7 million for the twelve-month period ended December 31, 2008. Implant sales outside of North America were approximately $4.1 million for the twelve-month period ended December 31, 2009 compared with approximately $6.1 million for the same period in 2008.

The net loss for the twelve months ended December 31, 2009 narrowed to approximately $12.4 million, or $0.94 per share, compared with a net loss of approximately $18.1 million, or $1.39 per share, for the corresponding period in 2008.

Management Comments

“We were pleased to achieve full-year revenues within our previously provided guidance range,” said President and Chief Executive Officer Frank Martin. “Our strategy and efforts to increase unit sales of BioSTAR® in new territories outside of North America by entering and establishing distribution partnerships has resulted in BioSTAR® currently being available for commercial sale in 25 countries. In the fourth quarter, we began marketing our products in Brazil, Turkey and several countries in the Middle East. We are confident that NMT is well positioned to continue increasing its distribution outside of North America. As expected, tightly managed hospital inventory levels and the regulatory and product labeling requirements continue to limit our sales in North America.”

“We believe 2010 is going to be a landmark year for NMT,” said Martin. “We are approaching completion of CLOSURE I, our pivotal patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) trial in the United States. Data analysis is on schedule to commence in mid-April. Assuming positive results, we currently are targeting a third-quarter 2010 submission to the U.S. Food and Drug Administration for Pre-Market Approval of our STARFlex® device for the stroke and TIA indication. At that time, 100 percent of the randomized patient follow-up data will be available. In addition, we recently announced the formation of our Scientific Advisory Board, and that John E. Ahern, NMT’s former Chairman and CEO, who had been actively involved with CLOSURE I since its inception, has stepped out of retirement to rejoin our Board of Directors.”

Chief Operating Officer, Richard E. Davis, said, “The financial results of 2009 demonstrate that we have effectively managed our expenses as we narrowed our net loss and cash burn while expanding our worldwide distribution network. In 2009, we lowered our total operating costs by more than 25 percent over 2008. At the same time, we invested in and strengthened NMT’s commercial infrastructure outside of North America. At December 31, 2009, cash and cash equivalents were approximately $8.9 million, which included two payments received in the fourth quarter related to settled patent infringement lawsuits – a $2.75 million payment from W.L. Gore and the final payment of $250,000 from Cardia.”

“In early 2010, we continued to strengthen our balance sheet with a $5.8 million financing through a private placement of common stock and warrants. In combination with the $4 million of availability under our current credit facility, we are confident that we have the financial resources necessary to support our ongoing clinical trials and development programs and fully execute our business plan. Pending results of the CLOSURE I trial, we currently anticipate full year 2010 revenues to increase modestly from 2009 levels,” concluded Davis.

Conference Call Reminder

Management will conduct a conference call at 9:30 a.m. ET today to review the Company’s financial results and provide a business update. Individuals who are interested in listening to the live webcast should log on to the “Investors” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a replay will be archived for one year via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 32,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, clinical status, and outcome of the Company’s CLOSURE I trial, its ongoing clinical trials and development programs, the Company’s expected savings from cost reductions, the Company’s revenue expectations for 2010, the success of our new distribution partnerships, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIA and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations

	For The Three Months Ended		For The Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Product sales	$3,557,671	$4,437,954	$13,220,117	17,856,449
Net royalty income	-	-	-	18,170
Total revenues	3,557,671	4,437,954	13,220,117	17,874,619

Costs and expenses:
Cost of product sales	1,483,145	1,606,766	5,504,232	5,968,933
Research and development	2,286,961	3,573,096	8,923,462	13,194,376
General and administrative	1,268,651	1,589,532	6,763,779	8,578,640
Selling and marketing	1,374,693	1,917,974	5,466,823	8,783,784
Total cost and expenses	6,413,450	8,687,368	26,658,296	36,525,733

Net gain from settlement of litigation	950,500	-	950,500	-

Loss from operations	(1,905,279)	(4,249,414)	(12,487,679)	(18,651,114)

Other (expense) income:
Currency transaction loss	(15,518)	(50,837)	(1,554)	(123,192)
Interest income	1,047	105,287	89,366	767,724
Total other (expense) income	(14,471)	54,450	87,812	644,532

Loss before income taxes	(1,919,750)	(4,194,964)	(12,399,867)	(18,006,582)

Income tax expense	13,937	11,197	43,903	69,169

Net loss	$(1,933,687)	$(4,206,161)	$(12,443,770)	$(18,075,751)

Basic & diluted loss per common share:	$(0.15)	$(0.32)	$(0.94)	$(1.39)

Basic & diluted weighted average common shares outstanding:	13,228,294	13,082,391	13,189,137	13,019,653

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets

	At December 31,	At December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$8,926,329	$4,899,179
Marketable securities	-	12,674,639
Accounts receivable, net	1,683,829	2,511,934
Inventories	1,658,646	2,018,173
Prepaid expenses and other current assets	1,029,348	1,212,947
Total current assets	13,298,152	23,316,872

Property and equipment, net	694,520	928,693

	$13,992,672	$24,245,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,017,863	$2,870,606
Accrued expenses	5,840,908	6,468,167
Total current liabilities	10,858,771	9,338,773

Long-term liabilities	554,143	507,426

Stockholders' equity:
Preferred stock, $.001 par value
Authorized--3,000,000 shares
Issued and outstanding--none	-	-
Common stock, $.001 par value
Authorized--30,000,000 shares
Issued and outstanding--13,268,294 and 13,122,391 shares in 2009 and 2008, respectively
	13,268	13,122
Additional paid-in capital	53,175,464	52,659,855
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	-	(108,407)
Accumulated deficit	(50,489,374)	(38,045,604)
Total stockholders' equity	2,579,758	14,399,366

	$13,992,672	$24,245,565

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com